Exhibit 107

Calculation of Filing Fee Table

Form S-8

MyMD Pharmaceuticals, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, no par value per share	Rule 457(h)	227,987	(3)	$4.48	(4)	$1,021,381.76	$0.0000927	$94.68
Equity	Common Stock, no par value per share	Rule 457(h)	7,803	(3)	$46.56	(4)	$363,307.68	$0.0000927	$33.68
Equity	Common Stock, no par value per share	Rule 457(h)	2,799,040	(5)	$8.09	(6)	$22,644,233.60	$0.0000927	$2,099.12
Equity	Common Stock, no par value per share	Rule 457(h)	200,000	(7)	$3.96	(8)	$792,000.00	$0.0000927	$73.42
Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	4,229,144	(9)	$2.11	(10)	$8,923,493.84	$0.0000927	$827.21
Total							$33,744,416.88		$3,128.11
Total Fee Offsets									$-
Net Fee Due									$3,128.11

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of MyMD Pharmaceuticals, Inc. (the “Company”) common stock, no par value per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.
(2)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0000927.
(3)	Represents shares of Common Stock available for issuance pursuant to restricted stock units outstanding under the 2018 Equity Incentive Plan.
(4)	The offering price has been estimated solely for the purposes of the calculation of the registration fee and has been calculated in accordance with the manner described in paragraph (h) of Rule 457 under the Securities Act, and is based upon the market value of the restricted stock units as of the date of the grant.
(5)	Represents shares of Common Stock available for issuance pursuant to restricted stock units outstanding under the 2021 Equity Incentive Plan.
(6)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the market value of the restricted stock units as of the date of the grant.
(7)	Represents shares of Common Stock available for issuance pursuant to stock options outstanding under the 2021 Equity Incentive Plan.
(8)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the price at which such stock options may be exercised.
(9)	Represents shares of Common Stock available for issuance pursuant to unissued stock awards under the 2021 Plan.
(10)	The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the Nasdaq Capital Market on June 30, 2022, a date within five (5) business days prior to the date of the filing of this Registration Statement.